UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 30, 2011

NEUROKINE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

British Columbia	333-161157	n/a
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1275 West 6th Avenue, Vancouver, British Columbia, Canada	V6H 1A6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (604) 805-7783

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On August 30, 2011, Neurokine Pharmaceuticals Inc. (the “Company”, “we”, “us”, “our”) accepted the resignation of Dr. Ahmad Doroudian as our President, Chief Executive Officer and Secretary. Dr. Doroudian will remain a Director of our Board of Director’s and serve as Chairman of the Board. Dr. Doroudian’s resignation was not the result of any disagreements with the Company regarding our operations, policies, practices or otherwise.

Concurrently with Dr. Ahmad Doroudian’s resignation, we appointed Dr. Hamid Doroudian, MD, as President, Chief Executive Officer and Secretary of the Company.

Dr. Hamid Doroudian

Dr. Hamid Doroudian has over 20 years experience in managing and overseeing clinical research and development of pharmaceutical products. Dr. Doroudian is a founder and owner of Pharmex Rom Industry Ltd., a Romania based company specializing in the development and manufacture of over-the-counter pharmaceutical products and supplements. Dr. Doroudian has served as general manager of Pharmex Rom Industry Ltd. from 1992 to present where his duties have included overseeing all aspects of Pharmex’s business, including clinical research and product development, regulatory affairs, licensing, distribution, and general operations. Dr. Doroudian received his MD (1992) from the University of Medicine Iasi in Romania where he is resident. Dr. Doroudian is 46 years of age and the brother of Dr. Ahmad Doroudian. He has worked closely in the past with Neurokine’s clinical research group in Europe, providing guidance regarding clinical research, product development and manufacturing.

There have been no transactions between the Company and Dr. Hamid Doroudian since the Company’s last fiscal year which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROKINE PHARMACEUTICALS INC.

/s/ Hamid Doroudian
Hamid Doroudian
President and Chief Executive Officer

Date: September 6, 2011